Exhibit 10.1

BONUS AGREEMENT

This Bonus Agreement (this “Agreement”) is entered into effective as of December 17, 2008 by and between Standard Pacific Corp., a Delaware corporation (the “ Company ”), and Jeffrey V. Peterson (“ Executive ”).

WHEREAS, Executive stepped forward to serve the Company as its Chairman, Chief Executive Officer, and President during a critical period in its history;

WHEREAS, the Company desires to compensate Executive for the exemplary service he provided to the Company during this difficult period;

WHEREAS, Executive will continue to provide his significant expertise to the Company as a member of the Company’s Board of Directors; and

WHEREAS, the Company now desires to appoint a new President and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained in this Agreement, the Company and Executive agree as follows:

1. Resignation. Executive hereby confirms his resignation as an employee, Chief Executive Officer, President, and Chairman of the Board of Directors of the Company, effective as of December 17, 2008 (the “Effective Date”). Effective as of the Effective Date, Executive also hereby confirms his resignation and retirement from all positions held as an employee, officer, or director of any subsidiary or affiliate of the Company.  Executive will continue to serve his term as a director of the Company.

2. Consideration. In return for the release described below and Executive’s other promises contained herein, the Company agrees as follows:

(a) Partial Continuation of Stock Option Vesting. Options to acquire an aggregate of 3,800,000 shares of Company common stock were issued to Executive on August 22, 2008 (the “Options”) pursuant to the terms of the Company’s 2008 Equity Incentive Plan.  As of the Effective Date, the first quarter of the Options (950,000 options, the “First Tranche”) shall continue to vest in accordance with their current vesting schedule for so long as Executive remains a member of the Board of Directors of the Company; provided, however, that if the Board of Directors fails to nominate Executive to stand for election as a director at the Company’s May 13, 2009 Annual Meeting of Stockholders, the First Tranche shall vest on May 13, 2009.  The remaining three tranches of Options (2,850,000 options) shall be automatically cancelled as of the Effective Date.

(b) Extension of Option Exercise Period for First Tranche.  The time period during which Executive shall be permitted to exercise the First Tranche following vesting as described above shall be until the earlier of (i) the date that is 90 days following the date that Executive ceases to be a member of the Board of Directors and (ii) August 22, 2015. Notwithstanding the foregoing, if Executive ceases to be a member of the Board of Directors because the Board of Directors fails to nominate Executive to stand for election as a director of the Company, then the time period for Executive to exercise the First Tranche shall be extended to August 22, 2013. Executive understands and acknowledges that options originally issued as incentive stock options may lose the ability to qualify as incentive stock options as a result of this extension of the option exercise period.

(c) Bonus. Executive shall receive a single lump sum bonus payment of $3,000,000. This payment shall be made to Executive prior to December 31, 2008. Except as provided in this Agreement, Executive acknowledges that he is not entitled to, and shall not receive, any salary (other than his base salary through December 17, 2008), bonus, equity compensation or other compensation for 2008.

(d) Director Compensation. Following the Effective Date, Executive shall be entitled to all of the compensation and benefits offered to Company non-management directors (including the ability to participate in the Company health plans at Executive’s expense).

3. Benefits; Company Property; Vacation; Expenses.

(a) Termination of Benefits. All perquisites and employee benefits and Executive’s participation in all employee benefit programs of the Company which are not described herein (other than Executive’s rights under  the Company’s 401(K) plan) will terminate effective on the Effective Date.

(b) Return of Company Property. On the Effective Date, Executive’s privileges under all Company credit cards will cease and Executive will be obligated to return to the Company all property of the Company, except that Executive shall be entitled to retain his cellular telephone.

(c) Payout of Accrued Unused Vacation Time. On the Effective Date, Executive shall be entitled to receive payment of Executive’s accrued unused vacation. As of December 17, 2008, this amount totaled $25,933.18.

(d) Reimbursement of Business Expenses. Executive shall be entitled to receive reimbursement for all properly documented business expenses incurred prior to the Effective Date.  Executive agrees to submit proper documentation of all such expenses no later than March 31, 2009. The Company shall provide reimbursement within 30 days of receipt of Executive’s properly documented business expenses.

(e) Withholding and Taxes. All amounts required to be paid by the Company hereunder shall be subject to any and all applicable withholdings, including any withholdings for any related federal, state or local taxes. Executive shall be responsible for any and all income taxes or other taxes incurred by Executive as a result of his receipt of any compensation received from the Company pursuant to the terms of this Agreement.

4. Nondisclosure; Non-Disparagement; Non-Solicitation.

(a) Nondisclosure. Executive acknowledges that in the course of his employment with the Company, certain factual and strategic information specifically related to the Company and its affiliates has been disclosed to him in confidence (“Company Information”). Executive agrees to keep such Company Information confidential, not to make use of such information on his own behalf or for any other purpose.

(b) Non-Disparagement. Executive shall not disparage the Company, its officers, directors, employees, agents, subsidiaries, or affiliates, or publish, republish, comment upon, or otherwise disseminate: (A) any claims made by him against the Company; (B) any other comments suggesting or otherwise accusing the Company or its agents or employees of any act of discrimination, misconduct, other negative behavior or any breach of any agreements. Nothing in this provision shall be construed to prevent Executive from giving truthful testimony pursuant to a valid subpoena or other judicial process.

(c) Non-Solicitation. Without the prior written consent of the Company, for a period of two (2) years following the Effective Date, Executive shall not, directly or indirectly, entice or solicit or seek to induce or influence any person who is an employee or consultant of the Company or any of its affiliates, to leave their employment or engagement with the Company or any of its affiliates.

(d) Equitable Relief. Each party hereto agrees that his violation, or threatened violation, of Sections 4(a), 4(b) and 4(c) would cause irreparable damage to the other party hereto and its affiliates. Each party hereto shall be entitled to seek an injunction prohibiting the other party hereto from any such violation or threatened violation.

5. Release.

(a) Except as prohibited by law, Executive, on behalf of himself and his successors and assigns does hereby forever release, discharge and acquit the Company and its subsidiaries, divisions, affiliates, and their respective predecessors in interest, members, partners, principals, shareholders, directors, officers, agents, employees, and representatives, and the successors and assigns of each of them (each a “Company Released Party”), from any and all charges, complaints, claims, demands, obligations, promises, agreements, damages, actions, causes of action, suits, rights, costs, losses, debts, expenses (including attorneys’ fees and costs), liabilities, and indebtedness, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, arising from, under or related to, Executive’s employment, retention or other relationships with the Company or its affiliates, the separation of that employment, retention or those relationships, and any event, act or omission arising on or before the date of this Agreement including, but not limited to, (1) any claim for salary, bonus, severance pay, or other compensation, or (2) any claim for non-vested benefits under any employee benefit plan, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity (the “Released Matters”). The Released Matters shall not include any claims for any of the following: (i) indemnification and defense as an officer, employee or agent under applicable law, charter document or the indemnification agreement between the Company and Executive (the “Indemnification Agreement”), (ii) the parties’ rights under this Agreement, (iii) Executive’s rights under any stock option agreement and the Company’s 401(k) plan, (iv) Executive’s right to workers’ compensation or unemployment benefits, (v) Executive’s rights with respect to coverage under the Company’s directors and officers insurance policy. For the avoidance of doubt, the releases contained herein shall not be construed to limit Executive’s rights to the advancement of expenses provided under applicable law, the Company’s charter documents or the Indemnification Agreement.

(b) Executive acknowledges and agrees that the releases made herein constitute final and complete releases of the Company Released Parties with respect to all Released Matters, and that by signing this Agreement, Executive is forever giving up the right to sue or attempt to recover money, damages or any other relief from the Company Released Parties for all claims he has or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof).

(c) Executive represents and warrants that he understands California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive, being aware of Section 1542, hereby expressly waives any and all rights he may have thereunder as well as under any other statute or common law principles of similar effect under the laws of any state or the United States. This Agreement shall act as a release of all claims that may arise from the Released Matters, whether such claims are currently known or unknown, foreseen or unforeseen including, without limitation, any claims for damages resulting from the acts or omissions which occurred on or before the date of this Agreement.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company Released Parties, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Released Matters which he does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of all such Released Matters.

6. No Claims. Executive represents and warrants that he has not instituted any complaints, charges, lawsuits or other proceedings against any Company Released Parties with any governmental agency, court, arbitration agency or tribunal. Executive further agrees that he will not, directly or indirectly, (i) file, bring, cause to be brought any complaint, charge, lawsuit or other proceeding or action against any Company Released Parties at any time hereafter for any Released Matters, or (ii) defend in whole or in part any action, proceeding or suit brought to enforce any rights or obligations set forth in this Agreement, on the grounds that any or all of the terms or provisions of this Agreement are illegal, invalid, not binding, unenforceable or against public policy, except that this Section 6  shall not apply to the right to file, join or participate in, or provide any assistance in connection with a charge or complaint with the Equal Employment Opportunity Commission.

7. Advice of Counsel. Executive represents and agrees that he fully understands his right to discuss, and that the Company has advised him to discuss, all aspects of this Agreement with his private attorney, that he has carefully read and fully understands all the provisions of the Agreement, that he understands its final and binding effect, that he is competent to sign this Agreement, and that he is voluntarily entering into this Agreement.

8. Acknowledgment. Executive represents and agrees that in executing this Agreement he is relying solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of his rights and claims. Executive acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Agreement, to induce Executive to execute this Agreement. Executive further acknowledges that he is not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement.

9. Miscellaneous

(a) Binding on Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and shall inure to the benefit of and be binding upon Executive’s heirs, executors, administrators, successors and assigns.

(b) Arbitration. Executive and the Company acknowledge and agree that any dispute regarding the application, interpretation or breach of this Agreement will be subject to final and binding arbitration before a single arbitrator who is a retired judge with JAMS/Endispute and in accordance with JAMS/Endispute’s rules for the resolution of employment disputes. Attorneys’ fees, costs and damages (where appropriate) shall be awarded to the prevailing party in any dispute, and any resolution, opinion or order of the arbitrator may be entered as a judgment of a court of competent jurisdiction. This Agreement shall be admissible in any proceeding to enforce its terms.

 (c) Severability. Should any provision of this Agreement be found, held, declared, determined, or deemed by any arbitrator or court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of the Agreement.

(d) Governing Law. This Agreement shall be construed and interpreted in accordance with California law.

(e) Entire Agreement. This Agreement contains the entire agreement and understanding between Executive and the Company regarding the matters set forth herein and replaces all prior agreements, arrangements and understandings, written or oral, including, without limitation, that certain Severance Agreement between Executive and the Company dated September 2, 2008 and those certain letter agreements between Executive and the Company dated May 15, 2008 and March 20, 2008.  Neither Executive nor the Company shall be bound or liable for any representation, promise or inducement not contained in this Agreement. This Agreement cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by Executive and the Company.

(f) Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective delivery of a manually executed counterpart to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY: STANDARD PACIFIC CORP., a Delaware corporation

By:	/s/ Larry D. McNabb
Larry D. McNabb Director

EXECUTIVE

By:	/s/ Jeffrey V. Peterson
Jeffrey V. Peterson